EH EXHIBIT  10.3
b)  10.3  CONTRACT OF ELECTRIC VEHICLE COOPERATION BETWEEN
GUANGDONG EV CO.LTD. AND AMERICAN ELECTRIC AUTOMOBILE COMPANY (ASIA), INC.


CONTRACT OF ELECTRIC VEHICLE COOPERATION

(the Chinese translation shall be used as the final interpretation of this contract.) The Parties:

GUANGDONG EV CO.. LTD.
of China (hereinafter referred to as GDEV)

and

AMERICAN ELECTRIC AUTOMOBILE COMPANY (ASIA). INC.
of California, USA (hereinafter referred to as AEAC), a subsidiary of American Electric Automobile Company Inc. of California, USA (hereinafter referred to as AEAS).

agree on this 25th day of February, 1997 to cooperate to develop and sell electric vehicles and to carry out related business.

The two parties shall cooperate in trial design of prototypes in this contract as follows:

Selection Of Vehicle Models: GDEV (together with institutes associated with GDEV in electric vehicle development) has completed the electric vehicle conversion of two conventional gasoline-engine vehicle models: the passenger/goods vehicle model YH6460N from the Guangdong Yuehai Auto Refitting Factory and a conventional mid-size bus.

New electric vehicle conversion prototypes of the passenger/goods vehicle and the mid-size bus shall be jointly designed, engineered and assembled by the two parties together, with AEAC's technical experience providing the main basis for the design work.

The newly-designed prototype electric vehicle models for the YHG46ON and mid-size bus shall hereinafter be referred to as the EV64601S1 and EV3230, respectively.

GDEV shall provide relevant documents and information for each of the two new prototype electric vehicles' pre-conversion gasoline models.

2.	Design Guidelines: The goal and guidelines for design and production of the electric vehicles shall be:

     high performance, with low overall cost;
     suitability to the China market;
     utilization of parts from China whenever possible, but parts from the USA will be used when deemed more suitable;
     manufacturability;
     minimized cost of vehicle operation;
     minimized cost of vehicle maintenance.

3. Basic Performance Standards: The economic performance and technical performance targets for the newly designed electric vehicle models EV6460/S1 and EV3230 shall be as according to the technical contract.

4. Selection of Parts & ComDonents: Parts and components shall be selected in such a way as to maximize the technical performance, minimize the overall cost of the vehicles, and be appropriate for the target markets for which each vehicle is intended for.

GDEV and AEAC shall jointly discuss the selection of parts and components, with AEAC taking on the main role in the task of selection. The purchasing price of parts and components supplied by the two parties shall not be higher than international market purchasing price.

5. Design: To assist the designing of the electric vehicle prototypes GDEV shall supply detailed plans, drawings, specifications and costs of the glider sub-assemblies, components and parts for each prototype. (The term "glider" refers here and elsewhere in this agreement to the pre-conversion vehicle model less any parts associated with the gasoline engine).

6. Engineering & Assembly: Two model EV6460/S1 prototypes and one model EV3230 prototype shall be engineered and assembled. AEAC shall send expert personnel to the Guangdong Yuehai Auto Refitting Factory to work with GDEV on this task.

7. Testing & Evaluation: Testing and evaluation of the completed prototypes shall be performed jointly by GDEV and AEAC. Based on this evaluation, GDEV shall determine whether or not to proceed with the next step of forming a joint venture company with AEAC. Upon completion of the testing and evaluation, one of the model EV6460/S1 electric vehicles will be shipped to the USA for a period of time to test under USA conditions and to gather market feedback. Cost of export and shipping will be shared equally by both parties. After evaluation, any economic liabilities related to vehicle operation in China shall be the responsibility of GDEV. Any economic liabilities related to vehicle operation in USA shall be the responsibility of AEAC.

8. Division of ExDenses: Costs and expenses incurred in this Section 1 shall be divided as follows

GDEV shall be responsible for:

(i)     Supply of all gliders.

(ii)    Supply of all parts and components from China.

(iii) The costs of engineering, assembling and testing the prototype electric vehicles.

AEAC shall be responsible for:

(i)     Supply of all parts and components from the USA and the costs involved in shipping these to GDEVs factory in China.
(ii) Costs involved in selection, sourcing and testing of parts and components from the USA.
(iii) Salaries and travel expenses of AEAC's personnel, including all AEAC personnel expenses while in China.

Not all of the above expenses shall be included in calculation of investment.

9. Ownership Of Prototype Electric Vehicles: Prior to commencement of the joint venture company, each part, component and sub-assembly of the three prototype electric vehicles shall remain the property of the respective party that supplied such item.

All intellectual properties relating to the designs of each of the prototype vehicles shall be jointly owned by GDEV and AEAC. Each party shall not use any of the designs without obtaining the prior written consent of the other party.

10. Implementation Plan: Within 60 days of the signing of this agreement, GDEV and AEAC shall have jointly completed a written implementation plan.

11. Confidentiality: The parties and each of their respective parent, affiliate and subsidiary companies shall treat all technical information pertaining to products produced through the cooperation of the two parties as confidential and shall not disclose such information to any third parties without the prior written consent of the other party.

12. Exclusive Partnership: During the term of this agreement, none of the parties, their parent, affiliates or subsidiary companies shall cooperate with any third parties on the development, consultation, manufacture, assembly, or sale of any products produced through the cooperation of the two parties without the prior written consent of the other party.

13. Within 60 days of the date of the signing of this contract by both parties, the technical contract shall be signed. Otherwise this contract shall be void.

14. Both parties shall jointly guarantee that this contract must be completed within one and a half years. Within 60 days of the completion of this contract, if both parties agree to form a joint venture company, the joint venture company shall be organized according to the letter of intent signed on February 25th, 1997.

15. This contract shall have four copies, with each party holding two copies. Each copy shall have equal legal standing. This contract shall become effective upon signing by the authorized representatives of both parties.


For and on behalf:
Guangdong EV Co. Ltd.

LIU ZHIGANG
-----------
Liu Zhigang

Date Feb. 25, 1997
Mr. Liu Zh'gang General Manager

For and on behalf of:
American Electric Automobile Company (Asia) Inc.

EDWARD F. MYRES
---------------
Edward F. Myers

Date  Feb. 25, 1997
Dr. Edward F. Myers Chairman